CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement on Form 40-F of our report dated March 23, 2005 (except for Note 17 for which the date is October 12, 2006) relating to the consolidated financial statements of Lundin Mining Corporation for the year ended December 31, 2004 (all expressed in Canadian dollars and prior to the change in reporting currency described in Note 2(b) to the consolidated financial statements of Lundin Mining Corporation for the year ended December 31, 2005), included as an exhibit to such Registration Statement filed with the Securities and Exchange Commission.

Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
October 12, 2006